Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement: 333-257781
Dated July 29, 2021

INVESTOR Presentation July/August 2021

Safe Harbor Statement and Disclaimer

Notice to and Undertaking by Recipients

Orange County Bancorp, Inc. ("Orange," the "Bank," the "Company," "we" or "us") has filed a registration statement on Form S-1 (including a prospectus, which is preliminary and subject to completion) with the U.S. Securities and Exchange Commission ("SEC") for the offering to which this presentation relates. Before you invest in any securities, you should read the prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and the offering. You may obtain the documents for free by visiting EDGAR on the SEC website at www.sec.gov. This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities of the Company, nor shall there be any sale of such securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. This presentation has been prepared by us solely for informational purposes based on our own information, as well as information from public and industry sources. Neither the SEC nor any other regulatory agency has approved or disapproved of our securities or passed upon the accuracy or adequacy of this presentation. Any representation to the contrary is a criminal offense.

Forward-Looking Statements

This presentation contains, and future oral and written statements by us and our management may contain, forward-looking statements. These forward-looking statements represent plans, estimates, objectives, goals, guidelines, expectations, intentions, projections, and statements of our beliefs concerning future events, business plans, objectives, expected operating results, and the assumptions upon which those statements are based. Forward-looking statements include without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and are typically identified with words such as "may," "could," "should," "will," "would," "believe," "anticipate," "estimate," "expect," "aim," "intend," "plan," or words or phases of similar meaning. We caution that the forward-looking statements are based largely on our expectations and are subject to a number of known and unknown risks and uncertainties that are subject to change based on factors which are, in many instances, beyond our control. Such forward-looking statements are based on various assumptions (some of which may be beyond our control) and are subject to risks and uncertainties, which change overtime, and other factors which could cause actual results to differ materially from those currently anticipated. New risks and uncertainties may emerge from time to time, and it is not possible for us to predict their occurrence or how they will affect us. If one or more of the factors affecting our forward-looking information and statements proves incorrect, then our actual results, performance or achievements could differ materially from those expressed in, or implied by, forward-looking information and statements contained in this presentation. Therefore, we caution you not to place undue reliance on our forward-looking information and statements. We disclaim any duty to revise or update the forward-looking statements, whether written or oral, to reflect actual results or changes in the factors affecting the forward-looking statements, except as specifically required by law. You should read carefully our "Cautionary Note Regarding Forward-Looking Statements" and the factors described in the "Risk Factors" section of our registration statement to better understand the risks and uncertainties inherent in our business.

Industry Information

This presentation includes statistical and other industry and market data that we obtained from government reports and other third-party sources. Our internal data, estimates, and forecasts are based on information obtained from government reports, trade and business organizations and other contacts in the markets in which we operate and our management's understanding of industry conditions. Although we believe that this information (including the industry publications and third party research, surveys, and studies) is accurate and reliable, we have not independently verified such information. In addition, estimates, forecasts and assumptions are necessarily subject to a high degree of uncertainty and risk due to a variety of factors. Finally, forward-looking information obtained from these sources is subject to the same qualifications and the additional uncertainties regarding the other forward-looking statements in this presentation.

Non-GAAP Financial Measures

We present tangible shareholders' equity to tangible assets and efficiency ratios to help us describe our operating performance. Our presentation of these non-GAAP measures is intended as a supplemental measure of our performance that is not required by, or presented in accordance with, U.S. generally accepted accounting principles ("GAAP"). These non-GAAP measures should not be considered as an alternative to performance measures derived in accordance with U.S. GAAP. Our presentation of these non-GAAP measures should not be construed to imply that our future results will be unaffected by these items. See the appendix to this presentation for a reconciliation of these non-GAAP measures to the most directly comparable GAAP financial measures.

March 31, 2021 & June 30, 2021

Numbers contained in this presentation for the quarter ended March 31, 2021 and June 30, 2021 are preliminary and unaudited. As a result, subsequent information may cause a change in certain accounting estimates and other financial information, including the Company's allowance for loan losses, fair values, and income taxes.

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Offering Summary 3 Issuer Exchange / Ticker Base Shares Offered Filing Range Base Offering Size 1 Use of Proceeds Lock - Up Bookrunners Expected Pricing Date Orange County Bancorp, Inc. NASDAQ Capital Market / “OBT” 900,000 $ 32.00 - $35.00 Approximately $30.15 million General corporate purposes, growth initiatives, and potential strategic acquisitions 180 days Underwriters’ Option 15% August 4 th , 2021 1) Assumes midpoint of the filing range

Management Team

Today's Presenters

Experienced Leadership Team with Strong Ties to the Community



Michael Gilfeather
President, Chief Executive Officer and Director

Mr. Gilfeather has been President and Chief Executive Officer of the Company and the Bank since April 2014 and a Director since 2014. He brings over 35 years of experience to his leadership position. Mr. Gilfeather also serves as a director of Hudson Valley Investment Advisors. Prior to joining Orange County Bancorp, he served as Chief Administrative Officer at Hudson Valley Bank, where he was directly responsible for the branch network, training and development, human resources and the trust department. Before working with Hudson Valley Bank, Mr. Gilfeather was with The Bank of New York for 20 years, where he was the Senior Manager for all retail banking in Manhattan. Mr. Gilfeather has an MBA in Finance from Pace University and a Bachelor of Science in Psychology from Union College. Mr. Gilfeather is the Chairman of the Board of the Orange County Partnership and the Vice Chairman of the New York Bankers Association..



Robert Peacock
Senior Executive VP and Chief Financial Officer

Mr. Peacock joined Orange County Bancorp, Inc. and the Bank as Executive Vice President and Chief Financial Officer in July 2018. In February 2021, Mr. Peacock was promoted to Senior Executive Vice President and Chief Financial Officer. Mr. Peacock has over 35 years of experience in the financial services industry. He previously served as Executive Vice President and Strategic Planning Officer of Spencer Savings Bank, SLA and had been its Treasurer since June 2016. Mr. Peacock served as Chief Financial Officer and Senior Vice President of Spencer Savings Bank, SLA. He has a Master of Business Administration and a BS in Finance and Statistics both from The Wharton School of the University of Pennsylvania.



Gustave Scacco
CEO & Chief Investment Officer HVIA

Mr. Scacco serves as Chief Investment Officer and Chief Executive Officer of HVIA, since February 2015. Mr. Scacco has 30 years of experience in the finance and investment industry. Mr. Scacco has a Bachelor of Business Administration in Management from Adelphi University and a Master of Business Administration in Finance from Hofstra University's Frank Zarb School of Business. Mr. Scacco previously was a Partner at Angelo Gordon Asset Management where as a portfolio manager was part of a team that managed over $3.5 billion in assets. Prior positions included co-managing Morgan Stanley's Capital Growth Fund, and as an equity analyst and COO at Tiger Management's Tiger Shark fund. Mr. Scacco is a member of the Economics Club of New York and the New York State Society of Certified Public Accountants. As Chief Investment Officer and Chief Executive Officer of HVIA, Mr. Scacco brings knowledge of the wealth management industry and the operations of HVIA, which he has managed for over six years.



Michael Coulter
EVP and Chief Lending Officer

Mr. Coulter joined the Bank in April 2017 as Senior Vice President and Chief Lending Officer and was promoted to Executive Vice President and Chief Lending Officer in February 2019. Prior to joining the Bank, Mr. Coulter served as Executive Vice President of Metropolitan Bank in Manhattan. Prior to Metropolitan, Mr. Coulter held progressively more senior positions at BBVA Compass Bank, Sun National Bank, Citizens and Key Bank — all in the greater New York City and Hudson Valley markets. He has over 35 years of experience in banking. Mr. Coulter has a degree in Business Administration from the State University of New York Orange and also attended the State University of New York at New Paltz.



Joseph Ruhl
EVP and Regional President of Westchester County

Mr. Ruhl joined the Bank in January 2015 to lead the commercial business expansion into Westchester County, and serves as Executive Vice President and Regional President for Westchester. He spent the first part of his career as a practicing attorney until joining Hudson Valley Bank over 20 years ago as First Senior Vice President and Division Executive in charge of its Legal Services Division. Mr. Ruhl has a Juris Doctor from Pace University School of Law and a Bachelor's degree from Fordham University. Mr. Ruhl currently serves as the President of the Board of the St. Philip the Apostle Foundation, a Board member of the Westchester County Bar Foundation, an Advisory Board member of the paralegal program at Mercy College, the Secretary of the Italian American Forum, and a member of the Parks and Recreation Board of the Village of Pleasantville. Mr. Ruhl is also the Co-Chair of the newly formed Program for Legal Advocacy, a strategic partnership between the Elisabeth Haub School of Law at Pace University and the courts of the Ninth Judicial District..



Michael Listner
SVP & Chief Credit Officer

Mr. Listner has served as the Senior Vice President and Chief Credit Officer of the Bank since March 2020. He previously served as 1st Vice President and Senior Credit Officer when he was hired by the Bank in 2018. Before joining the Bank, Mr. Listner previously served as a Senior Vice President, Senior Relationship Manager at Sun National Bank from 2011 to 2014 and then again from 2016 to 2018. He was Senior Vice President, Senior Relationship Manager with BBVA from 2015 to 2016. Prior to his roles in the banking industry, Mr. Listner was an Associate Director with Standard & Poor's, covering structured finance products and both investment grade and high yield corporates. Mr. Listner holds a Master of Business Administration with concentrations in Finance and Accounting from NYU Stern School of Business and a Bachelor of Science with dual majors in Finance and Economics from Villanova University.

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Strong, Low Cost Deposit Base: 50% Transaction Accounts, 16bps Total Cost 1 Highly Attractive Market Geography and Scarcity Value of Franchise Complementary Offerings in Private Banking and Trust & Wealth Businesses Demonstrated Loan Growth Driven by Differentiated Service Successful and Ongoing Expansion of Market Footprint Ability to Take Advantage of M&A Driven Market Disintermediation Consistent and Attractive Performance Strong and Experienced Management Team Investment Highlights 5 1) For the quarter ended March 31, 2021

Franchise Overview 6 1) Recent approval of new branch in Nanuet, which is scheduled to open in the next 3 months 2) See Page 28 for non - GAAP reconciliation information Background ▪ Bank was established in 1892 and has operated successfully for over 125 years ▪ Headquartered in Middletown, NY ▪ Premier business bank in the Hudson Valley region, operating in diverse and stable markets ▪ Highly attractive core deposit franchise ▪ Full service commercial bank with focus on small to medium sized businesses ▪ Diverse, high - margin private banking and trust/wealth management service offerings Financial Snapshot as of and for the Three Months Ended March 31, 2021 Strong Banking Institution with Established Presence in Stable Markets Geographic Presence 1 YTD Profitability NIM 3.28% ROAA 1.13% ROAE 14.94% Efficiency Ratio 62.03% TCE / TA 2 6.72% Tier 1 Leverage 8.19% Tier 1 Capital Ratio 12.39% Total Capital Ratio 13.64% MRQ NCOs / Average Loans 0.00% NPAs / Assets 0.13% Loan Loss Reserves / Gross Loans 1.32% Regulatory Capital Asset Quality $1.9B TOTAL ASSETS $1.2B TOTAL NET LOANS $1.7B TOTAL DEPOSITS $1.2B AUM Company Background and Financial Snapshot 2021 Q1

Structure & Scope Balanced, Client - Driven Business Model 7 Business Banking Private Banking Orange Wealth Management • 14 branches • Focus on small to medium size businesses in the communities served • Seasoned lenders with significant regional and industry expertise • Comprehensive product offering • Full treasury management suite Key Metrics $1.2 billion loans $1.7 billion deposits • Launched in mid 2017 • Division of Orange Bank & Trust • Client - driven service linking our four primary product areas 1) Cash Management / Treasury 2) Loans (Commercial and/or Residential) 3) Trust, Estate and Custody Services 4) Investment Advisory Services (through HVIA) Approximately 360 Clients • Subsidiary of Orange County Bancorp, Inc. • Acquired in late 2012 from Sterling Bancorp • SEC registered Investment Advisor $1.2 billion AUM • Founding division of the Bank • Traditional trust & administration services to local clients • Niche focus on Special Needs Trust and Guardianship services Note: Key financials are as of March 31, 2021 Client - Driven Service Unifies Three Unique Product Areas

Business Evolution and Milestones 8 In 2016, the Bank rebranded as Orange Bank & Trust Company to reflect its ambitions to expand in the Lower Hudson Valley region and the Westchester and Rockland county markets. Q4 2020: Growth to $1.9B in assets and achieves record net income 1892: Orange County Trust and Safe Deposit Company opened for business in Middletown, NY 1905: Bank abbreviated name to Orange County Trust Company 2007: Orange County Bancorp organized to serve as the bank holding company for the Bank 2012: Acquired HVIA , a registered investment advisor – wholly - owned subsidiary 2016: Rebranded as Orange Bank & Trust Company 2017: Bank celebrated 125 year anniversary 2018: Effected 2 - for - 1 stock split; Raised $16M in private placement of common stock Q3 2020: Completed private placement of $20 million of subordinated notes 2014/2015: Mike Gilfeather hired as President & CEO; Board sets new strategic plan for significant growth and geographic expansion

- 0.88 0.74 0.91 0.97 0.76 1.13 2019 2020 2021Q1 Peer Group OBT 7.47 6.72 9.19 9.94 9.02 14.94 2019 2020 2021Q1 Peer Group OBT $36.5 $40.2 $41.0 2019 2020 2021LTM 135 195 2014 2021Q1 $1,066 $1,230 $1,665 $1,909 $0 $500 $1,000 $1,500 $2,000 $2,500 2018 2019 2020 2021Q1 Return on Average Equity (%) Our History, Transformation and Significant Growth and Expansion 9 Significant Investments in People, Systems and Footprint Expansion… … Has Led to Strong Balance Sheet Growth and Enhanced Profitability FTE Count Expansion of Franchise Footprint 2015: Opened White Plains branch (Westchester) 2016: Opened Mamaroneck & Hawthorne branches (Westchester) 2017: Opened New City branch (Rockland) 2017: Opened Mount Vernon branch (Westchester) 2017: Closure of Vails Gate branch (Orange) 2018: Sale of Fishkill branch (Dutchess) 2018: Opening of Cortlandt Manor branch (Westchester) 2019: Opened LPO in Bronx, NY market 2021: Opened Bronx branch and opening Nanuet branch in 2021Q3 + + + + + + Total Assets ($M) Profitability Improvement Return on Average Assets (%) Noninterest Expense ($M) + 1) Source: S&P Global Market Intelligence. Peers include NASDAQ, NYSE, NYSEAM, and OTC - traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billion as of 2021Q1, excluding merger targets and mutuals 1 1 - 5 Net Branches Added Since 2015 – 55% increase

Competitive Strengths 10 Note: Financial data as of March 31, 2021 Premier commercial bank in the Lower Hudson Valley Attractive core deposit franchise Well positioned for a rising rate environment Private banking and wealth management Disciplined underwriting and credit administration Scalable operating model • Largest locally headquartered bank in the Lower Hudson Valley based on deposit market share • Track record capturing talent and customers through regional bank merger and consolidation activity • Expanding physical presence in the Lower Hudson Valley region • Orange County’s go - to community bank for consumers for more than 100 years • Banking businesses, not - for - profit institutions, municipalities and other organizations • Wide array of commercial banking and treasury management product offerings • Business development focus on capturing long - term deposit relationships • 70.1% loan to deposit ratio • Relationship - based deposit portfolio and client service • 2015 – 2019 total deposit beta of 5.4%, significantly below local peer average of 26.9% (see page 17) • Operating leverage to support significant growth without a corresponding increase in expenses • 60+ additions to full - time staff since 2014 and six branch openings since 2015 with more on the way • Development of full range of business banking technology infrastructure and services • Created customized software for certain industry verticals • Strong risk management culture supported by comprehensive policies and procedures • Monitor categories of lending activity within portfolio and actively establish and adjust sub - limits • At 1.47% of loans excluding PPP loans, our reserve levels exceed the median level of NASDAQ traded bank and savings and loan holding companies, banks and thrifts with consolidated assets between $1.0 and $3.0 billion • Since inception, trust and estate services have been an area of differentiation relative to local competitors • Private bank offering is highly complementary and rounds out a full suite of products available to clients • Dedicated, personalized attention to clients with larger, more complex banking needs • Leverages all four core businesses — deposits, loans, asset management (through HVIA) and trust and estate services

Franchise Scarcity Value in Highly Attractive Markets 11 Attractive Demographics in a Large, Growing Addressable Market Median Household Income ($000) 1) Defined as Lower Hudson Valley region, includes Orange, Westchester, and Rockland counties. Community Bank defined as regulated depositories less than $5 billion in 2021Q1 total assets. Note: Deposit data as of June 30, 2020 Source: FDIC, S&P Global Market Intelligence $92 $103 $95 $74 $68 $0 $30 $60 $90 $120 Westchester, NY Rockland, NY State of NY U.S. Overall OBT Growth Markets Orange County Westchester & Rockland Counties Bronx County • Attractive and stable market • 60 miles from New York City • 129 - year - operating history in the region • Strong foundation for growth and low - cost deposit funding • Recent COVID - 19 related population growth • Primary OBT growth markets • Large, economically diverse and affluent markets • Unbalanced Market: large regional/national banks, few small community banks • Reputation as leading local bank for small business • Significant long - term growth opportunity relative to current market share • Densely populated area with approximately 1.4 million residents • Diversified economy typical of urban population centers • Persistent need for housing in the region generates growth through demand for construction lending and refinancing activity $22,408 $14,899 $7,419 $5,738 $5,138 $1,438 $679 $592 $421 $167 $133 $130 $123 $90 $88 JPMorgan Chase Webster Financial Citigroup Toronto-Dominion Wells Fargo Orange County Bancorp PCSB Walden Northeast Community Wallkill Valley Berkshire Bancorp Rhinebeck Bancorp Salisbury Bancorp First Federal Savings ES Bancshares Largest Locally Headquartered Bank in the Lower Hudson Valley 1 Deposits in the Market ($ in millions) 1 2 3 4 5 14 18 19 21 26 28 29 30 32 33 Rank

Business Strategy 12 Note: Financial data as of March 31, 2021 Leverage Relationships to Drive Organic Growth Derive Loan Growth Through Differentiated Service Continue to Grow Core Deposit Franchise Continue to Build Fee - Based Business Capitalize on Market Disruption Strategic Expansion • The bank’s historical success has been closely tied to that of its clients and the communities it serves • Seek trusted advisor role with clients as they build their businesses with the Bank’s resources and support • Majority of loan growth comes from existing clients and referrals • Direct access to senior management offers customers quicker response time on loan applications and other transactions • Differentiated level of service provides a pricing advantage, often resulting in higher loan rates • Core deposits comprise 94.8% of total funding, attributed to the bank’s long - standing relationships with clients • Cash management has helped the bank expand depth and efficiency of deposit product offerings • By broadening its suite of business services in 2020, deposits and loans grew 37.5% and 29.2% respectively over year end 2019 • Exploration of new opportunities for expansion remains a key initiative • Ongoing investments in Rockland, Westchester and Bronx Counties continue to be significant drivers of growth & profitability • Lower Hudson Valley market has experienced significant consolidation with the sales/mergers of The Westchester Bank, Sterling National Bank, Hudson Valley Bank, Hometown Bank and Greater Hudson Bank • M&A consolidation presents opportunities to hire seasoned bankers positioned to thrive under the bank’s personalized, customer - centric business model Engage in Opportunistic M&A • Strategic opportunities to produce attractive returns for stockholders may be evaluated • Opportunities could include fee - based business, whole bank or branch acquisitions that would improve market position in geographies with attractive demographics • Having recently reached $1.2 billion in combined AUM in 2021Q1, the Company’s trust and advisory services businesses provide a strong foundation of fee - based revenue • Company intends to expand HVIA’s services into Westchester and Rockland counties • Private Banking service enables approximately 360 clients to leverage the resources of the platform

$738 $892 $1,083 $1,110 2018 2019 2020 2021Q1 $109 $122 $135 $135 2018 2019 2020 2021Q1 $905 $1,083 $1,489 $1,734 2018 2019 2020 2021Q1 $1,066 $1,230 $1,665 $1,909 2018 2019 2020 2021Q1 Consistent History of Growth 13 Current Success is Attributed to Disciplined Organic Growth Gross Loans Ex. PPP ($M) Total Assets ($M) Consolidated Equity ($M) Total Deposits ($M)

High Net Worth 46% Trust Assets 17% Individual 13% Special Needs Trust 11% Retirement 5% Corporations 4% Charity 4% Diversified Revenue Sources Note: Financial data as of March 31, 2021 unless otherwise noted Service Charges on Deposit Accounts 6% Trust Income 39% Investment Advisory Income 41% Earnings on BOLI 6% Other 8% Noninterest Income Composition 2021Q1 Total AUM $1.2 billion AUM Composition 2021Q1 Unique and complementary ability to offer private banking and wealth management services to OBT clients ▪ Trust Services (Division of the Bank): offering traditional trust and administration services to local clients and with a niche focus on Special Needs Trust and Guardianship service ▪ HVIA: RIA offering asset management, financial planning and wealth management services ▪ Recent launch of the Orange Wealth Management initiative, which includes services offered by HVIA, private banking and the trust department in a coordinated strategy for growth ▪ Plan to expand HVIA’s services into Westchester and Rockland Counties Demonstrated Growth in Revenue & AUM 2020 Noninterest Income to Total Revenue: 19.2% HVIA AUM: $672 million, or 54.6% of the total Trust Department AUM: $558 million, or 45.4% of the total Total AUM ($M) $7.5 $8.2 $5.0 $6.0 $7.0 $8.0 $9.0 $10.0 2019 2020 Trust & Investment Advisory Fee Income ($M) 14 $927 $1,103 $1,189 $1,230 $0 $200 $400 $600 $800 $1,000 $1,200 $1,400 2018 2019 2020 2021Q1

3.71 3.88 3.36 3.28 3.32 3.24 3.05 3.12 2018 2019 2020 YTD OBT Local Peers $35.9 $43.3 $48.7 $13.7 $10.0 $9.8 $11.4 $2.9 2018 2019 2020 2021Q1 $0.00 $10.00 $20.00 $30.00 $40.00 $50.00 $60.00 $70.00 Net Interest Income Noninterest Income 0.73% 0.97% 0.76% 1.13% 8.18% 9.94% 9.02% 14.94% 2018 2019 2020 2021Q1 ROAA ROAE $7.6 $11.5 $11.7 $5.0 2018 2019 2020 2021Q1 $0.0 $2.0 $4.0 $6.0 $8.0 $10.0 $12.0 $14.0 Strong and Consistent Historical Profitability 15 Net Interest Margin (%) Net Income ($M) Pre - Provision Net Revenue ($M) ROAA and ROAE (%) Success Maintaining Strong Profitabilit y Metrics $45.9 $53.1 $60.2 $16.6 1 1) Local Peers include NASDAQ, NYSE, NYSEAM, and OTC - traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billi on as of 2021Q1, excluding merger targets and mutuals

Residential Real Estate 5% Home Equity 1% CRE 58% CRE Construction 6% PPP 10% C&I 19% Consumer 1% Loan Composition 16 Note: Financial data as of March 31, 2021 Total Loans: $1.2 Billion Highly Diversified Portfolio with Conservative Concentrations ▪ Strong asset quality, historically managed well through cycles ▪ Majority of lending occurs within market; ~75% of loans are in market as of March 31, 2021, with ~$121.8M PPP loans Loan Portfolio Commentary 0.19% 0.18% 0.15% 0.13% 2018 2019 2020 2021 Q1 0.05% 0.07% 0.15% 0.00% 2018 2019 2020 2021Q1 NPAs / Assets (%) Net Charge - off (NCOs) / Average Loans (%) 1 4.86% 4.98% 4.72% 4.50% 2018Y 2019Y 2020Y 2021Q1 Historical Yield on Loans Orange 35% Westchester 23% Other NY Counties 10% Rockland 9% Bronx 8% CT & Other 6% New Jersey 6% Manhattan 3% Composition by Geography 345% CRE Concentration (% of Risked - Based Capital) 4.50% Yield on Loans 1 (Excluding PPP Loans)

0.08% 0.19% 0.40% 0.00% 0.50% 1.00% 1.50% 2.00% 2.50% 3.00% Avg. Fed Funds Rate OBT Local Peers Leading Core Deposit Franchise Areas of Focus • Keys to Success x Dedicated Deposit Relationship managers x Investment into Treasury / Cash management product suite • Escrow x Attractable DDA capture • Municipal Deposits x Competitive products and niche focus x Focused on local opportunities x Long - term relationships 17 Cost of Total Deposits During ’15 – ’19 Rate Cycle (1) Source: S&P Global Market Intelligence, FDIC. Note: FDIC deposit data as of 6/30/2020. 1) Cost of total deposits calculated using total annualized deposit interest expense and average total deposits in the given per iod . 2) Deposit beta is calculated as the change in the bank’s deposit costs as a percentage of the change in the Fed Fund Rate, meas ure d from 2015Q1 to 2019Q1. 3) Local Peers include NASDAQ, NYSE, NYSEAM, and OTC - traded U.S. banks and thrifts in the NYC MSA with total assets under $50 billi on, excluding merger targets and mutuals. Through - the - Cycle Deposit Beta (2) : OBT: 5.4% Local Peers (3) : 26.9% Stable and Low Cost Core Funding Base Non - Interest Bearing 35% Non - Time Interest Bearing 60% Retail Time 4% Jumbo Time 1% Total Deposits: $1.7 Billion Composition by Geography Orange 53% Westchester 38% Rockland 7% Other 2% 34.5% Noninterest - Bearing 94.8% Core Deposits 16bps Q12021 Cost of Deposits 50.5% Transaction Accounts

Recent Developments Q2 2021 Unaudited Preliminary Financial Results 18 Q2 2021 Highlights Continued Balance Sheet and Net Income Growth: 1. Increased interest and fee income on increased loan balances, including PPP 2. Decline in cost of funds 3. Decline in provision for loan losses 4. Increase in noninterest income due to increased trust income and investment advisory income Partially offset by corresponding noninterest expense and provision for income taxes COVID - 19 Developments: As of June 30, 2021, 13 loans totaling $12.4 million, or 1.0% of the loan portfolio, were still on a COVID - 19 deferment, down from 29 loans totaling $48.8 million, or 4.2% of the loan portfolio, as of December 31, 2020. • Eight CRE loans totaling $11.7 million • Five C&I loans totaling $745,000 Balance Sheet At , 6/30/21 3/31/21 12/31/20 Total Assets $2,052.2 $1,908.8 $1,664.9 Total Net Loans 1,269.9 1,215.3 1,136.6 PPP Loans 108.7 121.8 69.0 Total Deposits 1,871.7 1,733.6 1,489.3 Shareholders Equity 140.9 135.1 135.4 Assets under management and/or administration 1,237 1,230 1,189 For the Three Months Ended, For the Six Months Ended, 6/30/21 6/30/20 6/30/21 6/30/20 Provision for Loan Losses $0.8 $1.3 $0.9 $2.5 Noninterest Income 3.0 3.0 5.9 5.5 Trust & Advisory Fee Revenue 2.4 1.9 4.7 3.9 Noninterest Expense 10.4 9.9 20.7 19.5 Net Income 5.2 2.9 10.2 5.4 NIM 3.09% 3.34% 3.18% 3.51% ROAA 1.05% 0.77% 1.09% 0.77% ROAE 14.97% 8.94% 14.95% 8.47% Income Statement Profitability Dollar Value in Millions AUM

Strong, Low Cost Deposit Base: 50% Transaction Accounts, 16bps Total Cost 1 Highly Attractive Market Geography and Scarcity Value of Franchise Complementary Offerings in Private Banking and Trust & Wealth Businesses Demonstrated Loan Growth Driven by Differentiated Service Successful and Ongoing Expansion of Market Footprint Ability to Take Advantage of M&A Driven Market Disintermediation Consistent and Attractive Performance Strong and Experienced Management Team Investment Highlights 19 1) For the quarter ended March 31, 2021

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Available for Sale Securities Portfolio Composition 21 Note: Estimated fair value as of March 31, 2021 U.S. Government Agencies 22.4% Mortgage - backed securities 49.2% Corporate Securities 3.7% Municipal Securities 24.8%

At March 31, 2021 Change in Interest Rates Net Interest Income Year 1 Change (basis points)¹ Year 1 Forecast Base Case (Dollars in thousands) Shock Up 400 bps 62,650 12.2% Shock Up 300 bps 60,888 9.0% Shock Up 200 bps 59,072 5.8% Shock Up 100 bps 57,447 2.8% Base 55,860 0.0% Shock Down 100 bps 54,775 (1.9%) Interest Rate Sensitivity 22 1) This analysis assumes an instantaneous and parallel rate shock across the entire yield curve for the scenarios indicated + + + + -

Consolidated Historical Balance Sheet 23 Source: S&P Global Market Intelligence Dollar Values in Thousands As of December 31, Quarter Ended, 2019 2020 3/31/2021 Assets Cash and due from banks 25,112 121,232 253,091 Investment securities — available-for-sale 254,915 330,105 359,372 Restricted investment in bank stocks 1,474 1,449 1,752 Allowance for loan losses 12,275 16,172 16,283 Total Net Loans 879,849 1,136,566 1,215,345 Goodwill 5,359 5,359 5,359 Intangible Assets 2,249 1,963 1,892 Other Assets 60,594 68,262 71,943 Total Assets 1,229,552 1,664,936 1,908,754 Liabilities Deposits 1,083,132 1,489,294 1,733,559 FHLB Advances 5,000 – – Note Payable 3,000 3,000 3,000 Subordinated notes, net of issuance costs – 19,323 19,340 Accrued expenses and other liabilities 16,357 17,896 17,774 Total Liabilities 1,107,489 1,529,513 1,773,673 Equity Total Shareholders' Equity 122,063 135,423 135,081 Total Liabilities & Shareholders' Equity 1,229,552 1,664,936 1,908,754

Consolidated Historical Income Statement 24 Source: S&P Global Market Intelligence Dollar Values in Thousands For the Year Ended December 31, Quarter Ended, 2019 2020 3/31/2021 Interest Income 48,121 53,461 14,762 Interest Expense 4,840 4,722 1,022 Net Interest Income 43,281 48,739 13,740 Provision for Loan Losses 2,195 5,413 66 Investment Securities Gains (Losses) (219) 804 – Total Noninterest Income 9,814 11,423 2,892 Total Noninterest Expense 36,491 40,231 10,316 Income before Income Taxes 14,409 14,518 6,250 Provision for Income Taxes 2,928 2,839 1,225 Net Income 11,481 11,679 5,025 Basic and Diluted Earnings Per Share $2.56 $2.59 $1.12 Profitability Metrics (%) ROAA 0.97 0.76 1.13 ROAE 9.94 9.02 14.94 Net Interest Margin 3.88 3.36 3.28 Efficiency Ratio 68.7 66.9 62.0

Number of Total Outstanding Loan Loans Commitment Balance Percentage (Dollars in Thousands) Relationship 1 a 8 $21,918 $15,342 1.24% Relationship 2 b 5 $16,552 $13,552 1.10% Relationship 3 3 $15,970 $13,870 1.12% Relationship 4 c 5 $15,639 $15,638 1.27% Relationship 5 15 $15,261 $14,181 1.15% Relationship 6 1 $15,000 $15,000 1.21% Relationship 7 4 $14,463 $14,463 1.17% Relationship 8 d 21 $14,371 $14,049 1.14% Relationship 9 7 $14,128 $14,126 1.14% Relationship 10 1 $12,412 $12,412 1.00% Top Ten Lending Relationships 70 $155,714 $142,633 11.54% Total Upaid Principal Balance of Total Loans $1,235,737 100.00% Top 10 Lending Relationships 25 Note: Financial data as of March 31, 2021 (a) Includes $6.6 million in PPP loans (b) Includes $494,000 in PPP loans (c) Includes $3.3 million in PPP loans (d) Includes $407,000 in PPP loans

COVID-19 Impacted Portfolios

- As of March 31, 2021, approximately 2.6% of loans were under the deferral program, compared to 29.5% as of June 30, 2020

COVID-19 Loan Modifications Outstanding As Of								
	30-Jun-20		30-Sep-20		31-Dec-20		31-Mar-21	
Industry Classification	# Loans	Total Loan Balance	# Loans	Total Loan Balance	# Loans	Total Loan Balance	# Loans	Total Loan Balance
Real estate and rental & leasing	101	$132,807	24	$50,561	6	$4,516	5	$6,677
Healthcare	134	39,348	49	16,362	12	11,757	6	7,484
Construction	10	8,339	1	—	—	—	—	—
Retail trade	11	20,374	4	19,322	1	11,178	—	—
Company & enterprise mgmt.	8	19,122	1	3,353	—	—	—	—
Wholesale trade	14	13,786	1	43	—	—	—	—
Manufacturing	17	6,504	—	—	—	—	—	—
Hotel/motel	7	7,997	1	912	3	7,593	3	7,588
Professional	9	2,871	1	145	—	—	2	52
Finance & insurance	1	54	—	—	—	—	—	—
Contractors	14	6,891	—	—	—	—	—	—
Educational & childcare	3	4,185	—	—	—	—	—	—
Administration mgmt..	5	8,757	2	7,764	2	6,884	2	6,882
Food services	11	10,597	1	6,495	1	443	3	650
Art, entertainment & recreation	3	2,992	2	2,931	1	2,878	1	2,878
Transportation & warehouse	6	1,400	3	1,307	—	—	—	—
Residential real estate & other	57	24,328	9	2,149	3	3,520	—	—
Total deferred	411	$310,352	99	$111,344	29	$48,769	22	$32,211
Unpaid principal balance of total loans		$1,052,726		$1,081,961		$1,155,659		$1,235,737
% of loans deferred		29.5%		10.3%		4.2%		2.6%

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Board of Directors

	Name	Title	Age[1]	Current / Prior Experience
	**Louis Heimbach**	Chairman of the Board	87	Retired Chairman, President and CEO of Sterling Forest LLC, served 12 years as County Executive of the County of Orange
	**Michael J. Gilfeather**	President, CEO & Director	63	President and CEO of Orange County Bancorp, Inc.
	**Gregory F. Holcombe**	Director	60	Builder, owner and manager of multi-family and mixed use properties in lower Westchester County
	**Susan G. Metzger**	Director	76	Retired after 30 years of experience in environmental sciences, former principal of Lawler, Matusky & Skelly Engineers LLP and senior consultant to HDR Engineers, Inc.
	**William D. Morrison**	Director	66	Served for 23 years as a senior account executive in commercial insurance with Marshall & Sterling Insurance Company
	**Virginia K. Rizzo**	Director	77	Owner and president of Eclat, a management and human resources consulting firm, and Vice President of Rizzo, Inc., a commercial moving company
	**Jonathan F. Rouis**	Director	50	Partner at RBT CPAs, an accounting, auditing, tax and consulting firm, former managing partner at Rouis & Company LLC CPAs
	**Richard B. Rowley**	Director	67	Former CEO and owner of Rowley Building Products and Window Tech, President of Libertyville Capital Group and Rowley Development Corp.
	**Terry R. Saturno**	Director	70	Retired President and CEO of Orange County with over 45 years of service with the Company
	**Gustave J. Scacco**	Director	59	Chief Investment Officer and CEO of HVIA

Morrison Family Ownership (excluding Director William D. Morrison): 29.6%[2]

Director & Executive Officer Ownership: 11.7%

1) Age as of March 31, 2021
2) To our knowledge, although there is no written agreement between members of the Morrison family to act in concert, relatives of director William D. Morrison and William D. Morrison beneficially owned collectively approximately 30.8% of our outstanding shares of common stock as of March 31, 2021. William D. Morrison beneficially owned approximately1.2% of our outstanding shares of common stock as of March 31, 2021.

orange county BANCORP, inc.

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Dollar Values in Thousands As of the Year Ended December 31, Quarter Ended, 2018 2019 2020 3/31/2021 Total Common Equity 109,279 122,063 135,423 135,081 Goodwill 5,359 5,359 5,359 5,359 Other Intangibles 2,535 2,249 1,963 1,892 Less: Total Intangible Assets 7,894 7,608 7,322 7,251 Tangible Common Equity 101,385 114,455 128,101 127,830 Total Assets 1,065,612 1,229,552 1,664,936 1,908,754 Goodwill 5,359 5,359 5,359 5,359 Other Intangibles 2,535 2,249 1,963 1,892 Less: Total Intangible Assets 7,894 7,608 7,322 7,251 Tangible Assets 1,057,718 1,221,944 1,657,614 1,901,503 Tangible Common Equity / Tangible Assets 9.59% 9.37% 7.73% 6.72% GAAP-based Efficiency Ratio 74.65% 68.73% 66.87% 62.03% Net interest Income 35,912 43,281 48,739 13,740 Noninterest Income 10,019 9,814 11,423 2,892 Less: Net Gains on Sale of Securities – (219) 804 – Adjusted Revenue 45,931 53,314 59,358 16,632 Total Noninterest Expense 34,286 36,491 40,231 10,316 Efficiency Ratio, Adjusted 74.65% 68.45% 67.78% 62.03% Non - GAAP Reconciliation 28 Source: Company filing